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                                                                    EXHIBIT 23.2
                                                                    ------------

                       Consent of McGladrey & Pullen, LLP

     We hereby consent to the incorporation by reference in this Registration
Statement on Form S-3 (No.       ) of our reports dated: February 17, 2000,
except for Notes 14 and 15, as to which the date is June 16, 2000, relating to the consolidated financial statements of NTELOS Inc. (formerly CFW Communications Company) and subsidiaries; February 17, 2000 relating to the financial statements of Virginia PCS Alliance, L.C.; and February 17, 2000 relating to the financial statements of West Virginia PCS Alliance, L.C., all included in the Current Report on 8-K as of July 10, 2000. We also consent to the reference to our Firm under the caption "Experts" in this prospectus.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
January 23, 2001